Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
October 27, 2005
OLD NATIONAL CONTINUES EARNINGS IMPROVEMENT:
➢	REPORTS THIRD-QUARTER INCOME FROM CONTINUING OPERATIONS OF $.34 PER SHARE — REPRESENTS A 9.7% INCREASE OVER PRIOR QUARTER AND A 30.8% INCREASE OVER PRIOR YEAR

➢	COMPLETES SALES OF DISCONTINUED OPERATIONS
Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366	Kathy A. Schoettlin – (812) 465-7269
Vice President – Investor Relations	Asst. Vice President – Public Relations
Third-Quarter vs. Second-Quarter Highlights:
➢	Average total loans increase $97.3 million

➢	Net interest margin increases six basis points

➢	Noninterest expenses decrease 3.0%

➢	Efficiency ratio improves to 60.6%

➢	Based on continuing operations
o	ROA improves to 1.08%

o	ROE improves to 13.64%
Old National Bancorp (NYSE: ONB) today announced third-quarter earnings from continuing operations of $23.1 million, or $.34 per share. This compares with income from continuing operations of $21.2 million, or $.31 per share, in the second quarter of 2005 and $17.8 million, or $.26 per share, in the third quarter of 2004. Net income, which includes results from discontinued operations, was $7.6 million, or $.11 per share, in the third quarter of 2005 compared to $22.9 million, or $.33 per share, and $18.2 million, or $.26 per share, in the second quarter of 2005 and the third quarter of 2004, respectively. Discontinued operations during the third quarter of 2005 contain the impacts of the sales of the J.W. Terrill Insurance Agency (Terrill) and Fund Evaluation Group (FEG).
For the nine-months ended September 30, 2005, income from continuing operations was $63.7 million, or $.93 per share, compared to $46.6 million, or $.67 per share, earned in the first nine months of 2004. Old National took nonrecurring pre-tax charges of $25.5 million in the 2004 period related to the implementation of the ASCEND project. Year-to-date 2005 net income was $48.9 million, or $.71 per share, compared to $49.0 million, or $.70 per share, during the same period of 2004.

Old National Bancorp President and CEO Bob Jones commented, “Positive momentum continued to build in many areas of the company during the third quarter. We are pleased with the increase in loan outstandings and improvements in the net interest margin and efficiency ratio. We closed on the sales of two non-strategic assets during the quarter. We have made tremendous progress towards aligning our resources and creating the infrastructure that will allow our organization to continue on a path to high performance. It takes much hard work and persistence to change the direction of a company’s earnings; and the board, management, and associates of Old National are dedicated to doing just that.”
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the company’s presence as a high-performing financial institution:
1. Strengthen the risk profile.
2. Enhance management discipline.
3. Achieve consistent quality earnings.
Strengthen the Risk Profile
Non-performing loans at September 30, 2005, were $58.8 million, up $9.8 million from the $49.0 million at June 30, 2005, but well below the $106.0 million at September 30, 2004. The increase in these loans is primarily the result of one significant commercial credit being added to this category of loans during the quarter. While the level of non-performing loans increased from last quarter, the total portfolio of loans identified by the company as problem credits continues to decline. Total classified and criticized loans at September 30, 2005, were $248.7 million, down 6.1% from the $264.8 million at June 30, 2005, and significantly lower than the $473.3 million reported at September 30, 2004.
Chief Credit Officer Daryl Moore stated, “We are pleased with the decline in our entire portfolio of problem loans as our work-out programs continue to produce results. Although being disappointed by the increase in non-performing loans during the quarter, we remain confident that the process enhancements that have been put in place have improved our risk profile, as evidenced by the overall decline in our classified and criticized loans.”
Net charge-offs during the third quarter of 2005 were $5.3 million, a reduction of $6.4 million from the second quarter of the year. Second-quarter charge-offs included $5.3 million of write-downs taken in connection with loan sales during the quarter. For the first nine months of 2005, net charge-offs totaled $21.5 million, or .57% of average loans. This compares to $22.1 million in net charge-offs, or .54% of average loans, for the first nine months of 2004.
Provision for loan losses was $6.0 million during the current quarter; unchanged from the second quarter of 2005 and a $1.4 million reduction from the $7.4 million recorded in the third quarter of last year. Year-to-date 2005 provision amounted to $17.1 million and represents a $5.3 million decrease from the $22.4 million during the first nine months of 2004.
The allowance for loan losses was $81.4 million at September 30, 2005, an increase of $.8 million from the end of the second quarter, and a decrease of $14.9 million from September 30, 2004. The reserve as a percentage of loans at September 30, 2005, was 1.58%, basically unchanged from the end of the second quarter and 31 basis points lower than the end of the third quarter of last year.

Enhance Management Discipline
Capital Management
Return on average assets and return on average equity, based on continuing operations, both increased nicely compared to the prior quarter and prior year, as evidenced in the table below:

(based on continuing operations)	3Q04	2Q05	3Q05
Return on Average Assets	.79%	.97%	1.08%
Return on Average Equity	10.36%	12.22%	13.64%
In following the disciplined process being built around capital allocation, Old National closed on the sales of Terrill and FEG during the third quarter, both of which were included in discontinued operations. Subsequent to the end of the third quarter, the company also closed on the sale of all five financial centers located in the Clarksville, Tennessee market. The impact of the financial centers sale will be reported in continuing operations as a fourth quarter event.
Old National repurchased 1.0 million shares of stock during the current quarter. The company has repurchased 2.6 million shares, or 3.8% of shares outstanding, of the board approved 5.0% on a year-to-date basis and anticipates remaining active in the program through the end of the year.
Expense Management
Total noninterest expenses for the third quarter of 2005 amounted to $61.7 million, compared to $63.6 million in the second quarter of the year and $68.9 million in the third quarter of 2004. Included in the third quarter of 2005 is a $1.8 million benefit from the reversal of employee incentives accrued in the first half of 2005. This benefit was more than offset by an additional $2.2 million in noninterest expenses relating to the J.W.F. Insurance Companies, which merged with Old National as of May 1, 2005. The following table details the steady decline in noninterest expenses over the three quarters indicated:

($ in millions)	3Q04	2Q05	3Q05
Salaries and Employee Benefits	$38.3	$38.7	$35.9
Other Expenses	30.6	24.9	25.8
Total Noninterest Expenses	$68.9	$63.6	$61.7
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total loans at September 30, 2005, were $5.159 billion and represent an $86.7 million increase over total loans at June 30, 2005.

End of period balances ($ in millions)	3Q04	2Q05	3Q05
Commercial Loans	$1,586.6	$1,643.6	$1,650.6
Commercial and Ag Real Estate Loans	1,713.8	1,599.1	1,613.0
Consumer Loans	1,227.2	1,231.2	1,297.7
Residential Real Estate Loans (includes loans held for sale)	576.1	597.9	597.2
Total Loans	$5,103.7	$5,071.8	$5,158.5
Average total loans for the third quarter were $5.103 billion, a $97.3 million, or 1.9%, increase over the average for the second quarter of this year.
Old National continues to focus on increasing noninterest-bearing demand deposits, as end of period balances in this category have grown 5.7% since the third quarter of 2004.

End of period balances ($ in millions)	3Q04	2Q05	3Q05
Noninterest-Bearing Demand Deposits	$825.7	$857.1	$872.5
NOW and Savings Accounts	2,294.3	2,230.1	2,098.4
Money Market Accounts	581.8	662.6	809.6
Other Time	2,333.1	2,194.8	2,225.0
Total Core Deposits	$6,034.9	$5,944.6	$6,005.5
The investment portfolio at September 30, 2005, was $2.546 billion, or 29.8% of total assets compared to $2.657 billion, or 30.7% of total assets, at June 30 of this year and $3.019 billion, or 33.6% of total assets, at September 30, 2004.
Net interest income was relatively unchanged from the second quarter of 2005, while net interest margin improved from 3.20% to 3.26%. Year-to-date net interest income was $189.7 million producing a margin of 3.23% compared to net interest income of $209.3 million and a margin of 3.35% for the first nine months of 2004. “Our continued reduction in both the investment portfolio and wholesale funding, combined with loan and noninterest-bearing demand deposit growth, contributed to our improved margin during the quarter,” said Chris Wolking, Chief Financial Officer. “Although our margin is not at the level we desire, we were pleased with the six basis point increase over the second quarter.”
Other Income
Total fees and service charge revenues for the third quarter totaled $38.3 million. This represents an increase of $1.2 million over the second quarter of 2005 and a $3.6 million increase over the third quarter of 2004. Capital markets products continue to produce positive results for Old National, as this area generated $.5 million in revenues in the third quarter. Year-to-date income from capital markets products is $2.0 million compared to the $.4 million earned during the entire year of 2004.
“In an effort to reduce the overall volatility in our earnings stream, and allow for a more robust product offering at the most competitive rates and provide quicker turnaround for our clients, we made the decision to sell the servicing of our residential mortgage loans to a highly recognized national servicing company,” said Jones. “The financial impact of this transaction to the third quarter was immaterial. This decision will, however, benefit future periods by reducing noninterest expenses relating to the current subservicing agreement. We are positioning ourselves to provide faster service and unsurpassed solutions as we continue to build long-term relations with our clients and hold true to our community banking philosophy.”
Earnings Outlook
Jones commented, “The gain to be recorded in the fourth quarter, as a result of the sale of all five Clarksville, Tennessee financial centers, is estimated to be $14.0 million to $15.0 million on a pretax basis. We don’t expect the gain to have a significant effect on our targeted income.
“The rising rate environment will continue to put pressure on our net interest margin,” continued Jones. “This, coupled with competitive pressures, could potentially make 2006 a challenging year. Continuing to focus on our three strategic imperatives will strengthen the foundation of the company and solidify the platform that will propel us towards high performance. It is this platform and our unwavering passion for high performance that makes us comfortable, at this time, with the range of analyst estimates that exist for our performance for 2006.”
With $8.5 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 2:30 p.m. Central on Thursday, October 27, 2005, to discuss third-quarter 2005 financial results, discontinued operations, strategic developments and the company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (Central) on October 27 through November 10. To access the replay, dial 1-888-203-1112, confirmation code 8459444.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” “anticipates,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, credit quality trends and the ability to generate loans, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights	Three-Months Ended
($ in thousands except per-share data)	September 30,	June 30,
(FTE) Fully taxable equivalent basis.	2005	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$62,838	$62,668	$170	.3%
Fee and Service Charge Revenues	38,312	37,154	1,158	3.1
Securities Gains (Losses)	652	1,043	(391)	(37.5)
Total Revenue (FTE)	101,802	100,865	937	.9
Provision for Loan Losses	6,000	6,000	—	—
Noninterest Expense	61,698	63,625	(1,927)	(3.0)
Income before Taxes and Discontinued Operations	34,104	31,240	2,864	9.2
Provision for Taxes (FTE)	11,004	10,031	973	9.7
Income from Continuing Operations	23,100	21,209	1,891	8.9
Income (Loss) from Discontinued Operations Net of Tax	(15,507)	1,666	(17,173)	N/M
Net Income	7,593	22,875	(15,282)	(66.8)

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.34	.31	.03	9.7
Net Income (Loss) from Discontinued Operations	(.23)	.02	(.25)	N/M
Net Income	.11	.33	(.22)	(66.7)
Average Diluted Shares Outstanding	68,331	68,488	(157)	(.2)
Book Value	9.89	10.18	(.29)	(2.8)
Stock Price	21.22	21.40	(.18)	(.8)

Performance Ratios:
Return on Average Assets	.36%	1.05%	(.69)%	(65.7)
Return on Average Assets (3)	1.08	.97	.11	11.3
Return on Average Equity (4)	4.48	13.18	(8.70)	(66.0)
Return on Average Equity (3) (4)	13.64	12.22	1.42	11.6
Net Interest Margin (FTE)	3.26	3.20	.06	1.9
Other Expense to Revenue (Efficiency Ratio) (3)	60.61	63.08	(2.47)	(3.9)
Net Charge-offs to Average Loans (5)	.41	.93	(.52)	(55.9)
Reserve for Loan Losses to Ending Loans (5)	1.58	1.59	(.01)	(.6)
Non-Performing Loans to Ending Loans (5)	1.14	.97	.17	17.5

Balance Sheet:
Average Assets	8,551,586	8,721,000	(169,414)	(1.9)
End of Period Balances:
Assets	8,535,291	8,650,338	(115,047)	(1.3)
Commercial and Commercial Real Estate Loans	3,263,584	3,242,731	20,853	.6
Consumer Loans	1,297,660	1,231,170	66,490	5.4
Residential Real Estate Loans (5)	597,226	597,868	(642)	(.1)
Core Deposits (Excluding Brokered CDs)	6,005,497	5,944,561	60,936	1.0
Shareholders’ Equity	672,801	702,226	(29,425)	(4.2)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $677,209 and $694,109, respectively, for September 30, 2005, and June 30, 2005.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP	Three-Months Ended
Financial Highlights	September 30
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$62,838	$66,942	$(4,104)	(6.1)%
Fee and Service Charge Revenues	38,312	34,668	3,644	10.5
Securities Gains (Losses)	652	303	349	115.2
Total Revenue (FTE)	101,802	101,913	(111)	(.1)
Provision for Loan Losses	6,000	7,400	(1,400)	(18.9)
Noninterest Expense	61,698	68,900	(7,202)	(10.5)
Income before Taxes and Discontinued Operations	34,104	25,613	8,491	33.2
Provision for Taxes (FTE)	11,004	7,794	3,210	41.2
Income from Continuing Operations	23,100	17,819	5,281	29.6
Income (Loss) from Discontinued Operations Net of Tax	(15,507)	365	(15,872)	N/M
Net Income	7,593	18,184	(10,591)	(58.2)

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.34	.26	.08	30.8
Net Income (Loss) from Discontinued Operations	(.23)	—	(.23)	N/M
Net Income	.11	.26	(.15)	(57.7)
Average Diluted Shares Outstanding	68,331	70,067	(1,736)	(2.5)
Book Value	9.89	10.29	(.40)	(3.9)
Stock Price	21.22	23.66	(2.44)	(10.3)

Performance Ratios:
Return on Average Assets	.36%	.81%	(.45)%	(55.6)
Return on Average Assets (3)	1.08	.79	.29	36.7
Return on Average Equity (4)	4.48	10.58	(6.10)	(57.7)
Return on Average Equity (3) (4)	13.64	10.36	3.28	31.7
Net Interest Margin (FTE)	3.26	3.30	(.04)	(1.2)
Other Expense to Revenue (Efficiency Ratio) (3)	60.61	67.61	(7.00)	(10.4)
Net Charge-offs to Average Loans (5)	.41	.48	(.07)	(14.6)
Reserve for Loan Losses to Ending Loans (5)	1.58	1.89	(.31)	(16.4)
Non-Performing Loans to Ending Loans (5)	1.14	2.08	(.94)	(45.2)

Balance Sheet:
Average Assets	8,551,586	8,976,882	(425,296)	(4.7)
End of Period Balances:
Assets	8,535,291	8,981,715	(446,424)	(5.0)
Commercial and Commercial Real Estate Loans	3,263,584	3,300,395	(36,811)	(1.1)
Consumer Loans	1,297,660	1,227,196	70,464	5.7
Residential Real Estate Loans (5)	597,226	576,140	21,086	3.7
Core Deposits (Excluding Brokered CDs)	6,005,497	6,034,884	(29,387)	(.5)
Shareholders’ Equity	672,801	712,346	(39,545)	(5.6)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $677,209 and $687,807, respectively, for 2005 and 2004.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP	Nine-Months Ended
Financial Highlights	September 30
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$189,706	$209,298	$(19,592)	(9.4)%
Fee and Service Charge Revenues	111,712	112,344	(632)	(.6)
Securities Gains (Losses)	1,175	2,309	(1,134)	(49.1)
Total Revenue (FTE)	302,593	323,951	(21,358)	(6.6)
Provision for Loan Losses	17,100	22,400	(5,300)	(23.7)
Noninterest Expense	191,400	234,269	(42,869)	(18.3)
Income before Taxes and Discontinued Operations	94,093	67,282	26,811	39.8
Provision for Taxes (FTE)	30,344	20,658	9,686	46.9
Income from Continuing Operations	63,749	46,624	17,125	36.7
Income (Loss) from Discontinued Operations Net of Tax	(14,825)	2,352	(17,177)	N/M
Net Income	48,924	48,976	(52)	(.1)

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.93	.67	.26	38.8
Net Income (Loss) from Discontinued Operations	(.22)	.03	(.25)	N/M
Net Income	.71	.70	.01	1.4
Average Diluted Shares Outstanding	68,482	70,026	(1,544)	(2.2)
Book Value	9.89	10.29	(.40)	(3.9)
Stock Price	21.22	23.66	(2.44)	(10.3)

Performance Ratios:
Return on Average Assets	.75%	.71%	.04	5.6
Return on Average Assets (3)	.98	.68	.30	44.1
Return on Average Equity (4)	9.43	9.20	.23	2.5
Return on Average Equity (3) (4)	12.28	8.76	3.52	40.2
Net Interest Margin (FTE)	3.23	3.35	(.12)	(3.6)
Other Expense to Revenue (Efficiency Ratio) (3)	63.25	72.32	(9.07)	(12.5)
Net Charge-offs to Average Loans (5)	.57	.54	.03	5.6
Reserve for Loan Losses to Ending Loans (5)	1.58	1.89	(.31)	(16.4)
Non-Performing Loans to Ending Loans (5)	1.14	2.08	(.94)	(45.2)

Balance Sheet:
Average Assets	8,696,598	9,163,867	(467,269)	(5.1)
End of Period Balances:
Assets	8,535,291	8,981,715	(446,424)	(5.0)
Commercial and Commercial Real Estate Loans	3,263,584	3,300,395	(36,811)	(1.1)
Consumer Loans	1,297,660	1,227,196	70,464	5.7
Residential Real Estate Loans (5)	597,226	576,140	21,086	3.7
Core Deposits (Excluding Brokered CDs)	6,005,497	6,034,884	(29,387)	(.5)
Shareholders’ Equity	672,801	712,346	(39,545)	(5.6)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on income from continuing operations.

(4)	Based on average shareholders’ equity of $692,010 and $710,031, respectively, for 2005 and 2004.

(5)	Includes residential loans held for sale.

N/M	Not meaningful.